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                                                                    Exhibit 10.6

                                 PROMISSORY NOTE


$3,075,000.00
                                                               December 20, 2001

Trendirect Marketing, Inc.
3635 Boardman Canfield Drive
Canfield, OH 44406
(Hereinafter referred to as "TRENDIRECT")

Vitaquest International, Inc.
8 Henderson Drive
West Caldwell, New Jersey 07006
(Hereinafter referred to as "VITAQUEST")

TRENDIRECT promises to pay to the order of VITAQUEST, in lawful money of the United States of America, at its office indicated above or wherever else VITAQUEST may specify, the sum of Three Million Seventy Five Thousand and No/100 Dollars ($3,075,000.00) upon the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this "Note"). This
Note is issued pursuant to that certain letter of intent between the parties and Infotopia, Inc. dated November 6, 2001, as amended (as so amended, the "LOI") the terms of which are incorporated herein. Terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the LOI.

SECURITY. To secure this Note, TRENDIRECT has granted VITAQUEST a security interest in the collateral described in that certain security agreement of even date herewith (the "Security Agreement").

INTEREST RATE. No interest shall accrue on the unpaid principal balance of this Note.

DEFAULT RATE. In addition to all other rights contained in this Note, if an Event of Default (as defined herein) occurs and as long as an Event of Default continues, all outstanding Obligations shall bear interest at 10% ("Default Rate"). The Default Rate shall also apply from acceleration until all amounts due under this Note or any judgment thereon is paid in full.

INTEREST AND FEE(S) COMPUTATION (ACTUAL/360). Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period ("Actual/360 Computation"). The Actual/360 Computation determines the annual effective interest yield by taking the stated (nominal) rate for a year's period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/360 Computation produces an annualized effective rate exceeding the nominal rate.

PREPAYMENT COMPENSATION. Principal may be prepaid in whole or in part at any time without penalty.

REPAYMENT TERMS. This Note shall be due and payable as follows:

      $500,000.00 on or before December 31, 2001;
      $1,000,000.00 on or before February 18, 2002; and $500,000.00 at the end of each 30 day period thereafter until the principal balance of this Note is repaid in full.

LATE CHARGE. If any payments are not timely made, TRENDIRECT shall also pay to VITAQUEST a late charge equal to 5% of each payment past due for 10 or more business days.
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Acceptance by VITAQUEST of any late payment without an accompanying late charge shall not be deemed a waiver of VITAQUEST's right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS' FEES AND OTHER COLLECTION COSTS. TRENDIRECT shall pay all of VITAQUEST's reasonable expenses incurred to enforce or collect any of the amounts due under this Note including, without limitation, reasonable arbitration, paralegals', attorneys' and experts' fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

EVENT OF DEFAULT. If any of the following occurs, an event of default ("Event of Default") under this Note shall exist: NONPAYMENT; NONPERFORMANCE. The failure of timely payment or performance of the amounts due under this Note, the Security Agreement, the LOI, that certain Unconditional Guaranty from Infotopia, Inc. in favor of VITAQUEST of even date herewith, that certain Security Agreement between Infotopia, Inc. and VITQUEST of even date herewith, that certain License Agreement between TRENDIRECT and VITAQUEST of even date herewith, or any other document executed or provided in connection with any of the foregoing documents or otherwise furnished VITAQUEST in connection with the loan evidenced by this Note (collectively, the "Loan Documents") ; provided, however TRENDIRECT shall be entitled to a ten (10) business day opportunity to cure from receipt of prior written notice of a nonpayment default, and a thirty
(30) business day opportunity to cure from receipt of prior written notice of any nonperformance default. FALSE WARRANTY. A warranty or representation made or deemed made in the Note, the Security Agreement, the LOI or any other Loan Document proves materially false, or if of a continuing nature, becomes materially false. CROSS DEFAULT. At VITAQUEST's option, any default in payment or performance of any obligation under any other loans, contracts or agreements of TRENDIRECT or Infotopia, Inc., any Subsidiary or Affiliate of TRENDIRECT, any general partner of or the holder(s) of the majority ownership interests of TRENDIRECT with VITAQUEST or its affiliates ("Affiliate" shall have the meaning as defined in 11 U.S.C. Section 101, except that the term "TRENDIRECT" shall be substituted for the term "Debtor" therein; "Subsidiary" shall mean any business in which TRENDIRECT holds, directly or indirectly, a controlling interest). CESSATION; BANKRUPTCY. The death of, appointment of a guardian for, dissolution of, termination of existence of, loss of good standing status by, appointment of a receiver for, assignment for the benefit of creditors of, or commencement of any bankruptcy or insolvency proceeding by or against TRENDIRECT, its Subsidiaries or Affiliates, if any, or any general partner of or the holder(s) of the majority ownership interests of TRENDIRECT. MATERIAL CAPITAL STRUCTURE OR BUSINESS ALTERATION. Without prior written consent of VITAQUEST, (i) a material alteration in the kind or type of TRENDIRECT's business or that of TRENDIRECT's Subsidiaries or Affiliates, if any; (ii) the sale of substantially all of the business or assets of TRENDIRECT, any of TRENDIRECT's Subsidiaries or Affiliates or any guarantor, or a material portion (10% or more) of such business or assets if such a sale is outside the ordinary course of business of TRENDIRECT, or any of TRENDIRECT's Subsidiaries or Affiliates or any guarantor, or any transfer of more than 50% of the outstanding stock or voting power of or in TRENDIRECT or any other such entity in a single transaction or a series of transactions, except in the case of such a stock sale or a sale of substantially all of the business or assets of TRENDIRECT or that of TRENDIRECT's Subsidiaries or Affiliates to a publicly traded "blank check" company with de minimis liabilities (including its subsidiaries) provided that, following such sale to such publicly traded "blank check" company, VITAQUEST remains in substantially the same position (having substantially the same rights) as existed prior to such sale; (iii) the acquisition of substantially all of the business or assets or more than 50% of the outstanding stock or voting power of any other entity;
(iv) should any TRENDIRECT or any of TRENDIRECT's Subsidiaries or Affiliates or any guarantor enter into any merger or consolidation, except in the case of any merger or consolidation of TRENDIRECT or any of TRENDIRECT's Subsidiaries or Affiliates with or into a publicly traded "blank check" company with de minimis liabilities (including its subsidiaries) provided that, following such merger or consolidation with such publicly traded "blank check" company, VITAQUEST remains in substantially the same position (having substantially the same rights) as existed prior to such merger or consolidation. LOI; SECURITY AGREEMENT. A failure to comply with any of the terms of the LOI, the Security Agreement, or any other Loan Document.


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FINANCIAL CONDITION. TRENDIRECT warrants, represents and covenants to VITAQUEST that on and after the date hereof: (a) the fair saleable value of TRENDIRECT'S assets exceeds its liabilities, TRENDIRECT is meeting its current liabilities as they mature, and TRENDIRECT is and shall remain solvent; (b) all financial statements of TRENDIRECT furnished to VITAQUEST are correct and accurately reflect the financial condition of TRENDIRECT as of the respective dates thereof; (c) since the date of such financial statements, there has not occurred a material adverse change in the financial condition of TRENDIRECT; and (d) there are not now pending any court or administrative proceedings or undischarged judgments against TRENDIRECT, no federal or state tax liens have been filed or threatened against TRENDIRECT, and TRENDIRECT is not in default or claimed default under any agreement.


REMEDIES UPON DEFAULT. If an Event of Default occurs under this Note, the Security Agreement, the LOI, or any other Loan Document, VITAQUEST may at any time thereafter, take the following actions: ACCELERATION UPON DEFAULT. Accelerate the maturity of this Note and, at VITAQUEST's option, any or all other obligations, whereupon this Note and the accelerated obligations shall be immediately due and payable. CUMULATIVE. Exercise any rights and remedies as provided under this Note, the Security Agreement, the LOI or any other Loan Document, or as provided by law or equity.

MISCELLANEOUS PROVISIONS. ASSIGNMENT. This Note shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. VITAQUEST's interests in and rights under this Note are freely assignable, in whole or in part, by VITAQUEST. TRENDIRECT shall not assign its rights and interest hereunder without the prior written consent of VITAQUEST, and any attempt by TRENDIRECT to assign without VITAQUEST's prior written consent is null and void. Any assignment shall not release TRENDIRECT from its obligations hereunder. APPLICABLE LAW; CONFLICT BETWEEN DOCUMENTS. This Note and, unless otherwise provided in any other Loan Document, the other Loan Documents shall be governed by and construed under the laws of the state of New Jersey without regard to that state's conflict of laws principles. TRENDIRECT'S ACCOUNTS. Except as prohibited by law, TRENDIRECT grants VITAQUEST a security interest in all of TRENDIRECT's accounts with VITAQUEST and any of its affiliates. JURISDICTION. TRENDIRECT irrevocably agrees to non-exclusive personal jurisdiction in the state of New Jersey. SEVERABILITY. If any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note. NOTICES. Any notices to TRENDIRECT shall be sufficiently given, if in writing and mailed or delivered to TRENDIRECT's address shown above or such other address as provided hereunder, and to VITAQUEST, if in writing and mailed or delivered to VITAQUEST's office address shown above or such other address as VITAQUEST may specify in writing from time to time. In the event that TRENDIRECT changes its address at any time prior to the date that all amounts due under this Note are paid in full, TRENDIRECT agrees to promptly give written notice of said change to VITAQUEST. AMENDMENTS, WAIVERS AND REMEDIES. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of VITAQUEST. No waiver by VITAQUEST of any Event of Default shall operate as a waiver of any other Event of Default or the same Event of Default on a future occasion. Neither the failure nor any delay on the part of VITAQUEST in exercising any right, power, or privilege granted pursuant to this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege. All remedies available to VITAQUEST with respect to this Note and other Loan Documents and remedies available at law or in equity shall be cumulative and may be pursued concurrently or successively. FEES AND TAXES. TRENDIRECT shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time.


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IN WITNESS WHEREOF, TRENDIRECT, on the day and year first above written, has caused this Note to be executed under seal.




                                             TRENDIRECT MARKETING, INC.



                                             By: /s/ Ernest Zavoral
                                                 ------------------------
                                                     Ernest Zavoral, CEO


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